Exhibit (h)(5)

CO-TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT, dated as of September 1, 2014, by and between each of the investment companies listed on Schedule A attached hereto, as amended from time to time (each a “Fund” and collectively the “Funds”) and each having its principal place of business as listed on Schedule A, as amended from time to time, and Boston Financial Data Services, Inc. (“Boston Financial” or “Co-Transfer Agent”), a Massachusetts corporation with principal offices at 2000 Crown Colony Drive, Quincy, MA 02169. Any references herein to “the Fund” are meant to encompass the class(es) of shares of each applicable Fund set forth on Schedule A to this Agreement (which may be amended from time to time by the parties) or series thereof, as the context requires.

WITNESSETH

WHEREAS, each Fund is authorized to issue Shares in one or more separate series, with each such series representing interests in a separate portfolio of securities or other assets. Any series covered under this Agreement is identified in Schedule A-1, as such schedule may be amended from time to time (each a “Portfolio”). References to a Fund in the Agreement shall refer to a Portfolio if the context so requires.

WHEREAS, each Fund has appointed Bank of New York Mellon as its primary transfer agent with respect to the Funds and Portfolio and now desires to appoint Boston Financial as the co-transfer agent, co-registrar, co-dividend disbursing agent and co-shareholder servicing agent for the Funds and Portfolios solely with respect to the applicable Accountholders, as defined herein. Schedule A-1 to this Agreement may be amended by mutual agreement of the Funds and Boston Financial from time to time. Boston Financial desires to accept its appointment as co-transfer agent as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and the Co-Transfer Agent agree as follows:

Article 1 Definitions

1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a) “Account” shall mean a Shareholder account in the Fund whether shares are held on an omnibus basis or where individual investor information is transparent to the Fund.

(b) “Accountholders” shall mean those Shareholders or, where an Account is held on an omnibus basis, financial intermediaries, third party administrators or similar entities set forth on Schedule A-1 which hold shares in a Fund or Portfolio for which Boston Financial has been appointed to act as co-transfer agent hereunder.

(c) “Articles of Incorporation” shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

(d) “Authorized Person” shall be any person, whether or not such person is an officer or employee of a Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a written document that has been executed by the Secretary or the Assistant Secretary of the Fund and delivered to Co-Transfer Agent from time to time.

(e) “Authorized Trading Person” shall be any person listed in Addendum A, as it may be amended by a Fund from time to time, who has been authorized by the Fund to instruct Co-Transfer Agent pursuant to Section 9(c) of Schedule B to accept Fund transactions after the close of trading as provided in the Prospectus in good order and consistent with the Fund’s procedures for such trades.

(f) “Board Members” shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

(g) “Board of Directors” shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

(h) “Class” shall mean a class of shares of a Fund or Portfolio, as appropriate.

(i) “Commission” shall mean the Securities and Exchange Commission.

(j) “Confidential Information” shall have the meaning set forth in Article 17.1(a) herein.

(k) “Custodian” refers to any custodian or subcustodian of securities and/or other property which a Fund or Portfolio may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

(l) “1933 Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

(m) “1934 Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

(n) “1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

(o) “Oral Instructions” shall mean instructions, other than Written Instructions, received by Co-Transfer Agent from a person reasonably believed by Co-Transfer Agent to be an Authorized Person or Authorized Trading Person, with subsequent Written Instructions confirming the instructions (as described below);

(p) “Prospectus” shall mean the currently effective Fund or Portfolio Prospectus and Statement of Additional Information, including supplements thereto, if any, which has been filed under the 1933 Act and the 1940 Act.

(q) “Service Accounts” shall have the meaning set out in Article 7.4 of this Agreement.

(r) “Shares” refers collectively to such shares of capital stock or beneficial interest, as the case may be, of a Fund or Portfolio or a class thereof as may be issued from time to time.

(s) “Shareholder” shall mean a beneficial owner of Shares of a Fund or Portfolio.

(t) “Written Instructions” shall mean (i) a written instruction signed by an Authorized Person or Authorized Trading Person, including manually executed originals and telefacsimile of a manually executed original or other process; (ii) trade instructions transmitted (and received by Co-Transfer Agent) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier; and (iii) electronic mail from an Authorized Person or Authorized Trading Person in a format mutually acceptable to the parties to this Agreement.

Article 2 Appointment of Co-Transfer Agent

2.1 Each Fund hereby appoints and constitutes Boston Financial as co-transfer agent, registrar, dividend disbursing and shareholder servicing agent with respect to the Accountholders set forth on Schedule A-1 to this Agreement. Boston Financial accepts each such appointment and agrees to perform the duties hereinafter set forth.

Article 3 Duties of Co-Transfer Agent

3.1 With respect to the Accountholders, Agent shall be responsible for:

(a) Administering and/or performing the customary services of a transfer agent and dividend disbursing agent; acting as service agent in connection with dividend and distribution functions; and performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Fund, all as more fully described in the written schedule of Duties of Co-Transfer Agent annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of each Fund, applicable laws, regulations and requirements of any governmental authority having jurisdiction over Co-Transfer Agent or the Fund with respect to the duties of the Co-Transfer Agent hereunder, and the procedures established from time to time between the Fund and Co-Transfer Agent.

(b) Recording the issuance of Shares and maintaining a record of the total number of Shares of each Class of each Fund issued and outstanding with respect to Accountholders. Co-Transfer Agent shall provide each Fund on a regular basis, at such intervals as the parties hereto shall agree to from time to time, with the total number of shares held by the

Accountholders. The Co-Transfer Agent shall not be responsible for maintaining the records for a Fund or Portfolio of its total authorized and issued and outstanding Shares. Co-Transfer Agent shall have no obligation, when recording the issuance of Shares to the accounts of the Accountholders, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund. Co-Transfer Agent will comply with all requirements applicable to a transfer agent for a registered investment company, under the 1934 Act, 1940 Act and other state or federal securities laws, as applicable to the services provided as a Co-Transfer Agent hereunder.

(c) Providing information, access and reports upon request to a Fund or the Fund’s Chief Compliance Officer, as necessary for the Chief Compliance Officer or Fund to comply with Rule 38a-1 under the 1940 Act.

3.2 “Blue Sky” Reporting. The Fund or its administrator shall identify to the Co-Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares of each Class registered for sale with respect to each state or country, as applicable. The Co-Transfer Agent or any delegate will comply in all respects with the Written Instructions of the Fund or its administrator in connection with the identification of such states and countries, and the number of Shares of each Class registered for sale with respect to each state or country, as applicable. The Co-Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation. The responsibility of the Co-Transfer Agent for the Fund’s blue sky registration status is solely limited to the establishment of the parameters provided by the Fund or the administrator for the Blue Sky vendor’s system and the daily transmission of a file to such vendor showing sales of shares solely with respect to the Accountholders by Class in each state or country, in a format agreed upon with the Blue Sky vendor, in order that the vendor may provide reports to the Fund or the administrator for monitoring;

3.3 In addition to the duties set forth in Schedule B, Co-Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between a Fund and Co-Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule C and the duties and functions shall be reflected in an amendment to Schedule B, both dated and signed by authorized persons of the parties hereto.

3.4 In the event that the Fund or Co-Transfer Agent receives regulatory, judicial or other similar requests for shareholder and share information, Co-Transfer Agent agrees to cooperate with the Fund in responding to such inquiries.

3.5 If the parties mutually agree, they will negotiate in good faith certain service level standards that, once agreed upon, may be incorporated into this Agreement subsequent to the effective date of the Agreement.

Article 4 Delegation of Responsibilities

4.1 With respect to any Fund, Co-Transfer Agent may delegate, with the consent of the Funds, some or all of its duties under this Agreement to other parties that after reasonable inquiry Co-Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Co-Transfer Agent shall enter into a written agreement with the delegate in which the delegate will, among other things:

(a) agree to provide the services delegated to it in accordance with the terms of this Agreement, a written schedule of performance standards developed by Co-Transfer Agent and approved by the Fund, and applicable laws, regulations and requirements of any governmental authority having jurisdiction over the provision of such services; and

(b) represent and warrant that it is duly registered as required under all federal and state securities laws.

In any such circumstance, the Co-Transfer Agent will be responsible for the services of the delegates, as if the Co-Transfer Agent were performing the services itself.

Article 5 Recordkeeping and Other Information

5.1 Co-Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and the rules thereunder. Co-Transfer Agent shall prepare and maintain in complete and accurate form all books and records necessary for it to serve as co-transfer agent, registrar, dividend disbursing agent and related services agent to each Fund and Portfolio with respect to the Accountholders, including (a) all those records required to be prepared and maintained by a Fund under the 1934 Act, 1940 Act, by other applicable securities laws, rules and regulations and by state laws and (b) such books and records as are necessary for Co-Transfer Agent to perform all of the services it agrees to provide in this Agreement and the schedules attached hereto.

5.2 Co-Transfer Agent agrees that all records prepared or maintained by Co-Transfer Agent pertaining to a Fund or relating to the services to be performed by Co-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with Articles 5 and 15, and will be surrendered promptly to the Fund on and in accordance with the Fund’s request. Each Fund and Authorized Person shall have access to such books and records in the possession or under control of Co-Transfer Agent at all times during Co-Transfer Agent’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records in the possession or under the control of Co-Transfer Agent shall be provided by Co-Transfer Agent to the Fund or to an Authorized Person. Upon reasonable notice by a Fund, Co-Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund. Where applicable, such records shall be maintained by Co-Transfer Agent for the period and in the places required by the 1940 Act or under other applicable securities laws.

5.3 In case of any requests or demands for the inspection of the Accountholder records maintained by Co-Transfer Agent for a Fund, Co-Transfer Agent will notify the Fund of such request in a timely manner and secure Written Instructions as to the handling of such request. Co-Transfer Agent reserves the right, however, to exhibit the Accountholder records to any person whenever it is advised by its counsel in good faith that it may be held liable for the failure to comply with such request in a timeframe that would not permit notice to the Funds and obtaining of Written Instructions, provided, however, Co-Transfer Agent shall notify the applicable Fund in a timely manner after it has exhibited the Accountholder records.

Article 6 Fund Instructions

6.1 Co-Transfer Agent will not be liable for its acting upon Written or Oral Instructions reasonably believed, in conformity with written security procedures established by Co-Transfer Agent and the Fund from time to time, to have been delivered by an Authorized Person or Authorized Trading Person in accordance with the terms of this Agreement and the standard of care provided in Article 10, and Co-Transfer Agent will not be held to have any notice of any change of authority of any person, including any Authorized Person or Authorized Trading Person, until receipt of a Written Instruction thereof from a Fund. Co-Transfer Agent will maintain procedures reasonably designed to promptly respond to changes in the identities of Authorized Persons and Authorized Trading Persons.

6.2 At any time, Co-Transfer Agent may request Written Instructions from a Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Co-Transfer Agent, provided that Co-Transfer Agent at its own expense communicates to the Fund such opinion of counsel to the Co-Transfer Agent prior to taking or not taking the action in question. Written Instructions requested by Co-Transfer Agent will be provided by a Fund within a reasonable period of time.

6.3 Co-Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person or Authorized Trading Person.

Article 7 Compensation

7.1 Each Fund will compensate Co-Transfer Agent or cause Co-Transfer Agent to be compensated for the performance of its obligations hereunder (including for providing support services after a Fund’s termination, liquidation, reorganization or merger if requested) in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule C and incorporated herein. Co-Transfer Agent will transmit an invoice to a Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule C, and the Fund will pay to Co-Transfer Agent the amount of such invoice within thirty (30) days after the Fund’s receipt of the invoice, except for any fees or expenses that are subject to a good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify Co-Transfer Agent in writing within thirty (30) days following the receipt of each invoice if the Fund is disputing any amounts in good faith.

7.2 In addition, each Fund agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Co-Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall be the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein, such other items to which the parties may agree from time to time. Schedule C may be modified only by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those unexpected and non-routine out-of-pocket expenses reasonably incurred by Co-Transfer Agent in the performance of its obligations hereunder.

7.3 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised fee schedule executed and dated by the parties hereto.

7.4 Co-Transfer Agent shall establish certain accounts required to provide services under this Agreement (“Service Accounts”). The Fund and the Co-Transfer Agent will mutually agree in writing with respect to the handling of such Service Accounts.

Article 8 Representations and Warranties

8.1 Each Fund represents and warrants to Co-Transfer Agent that:

(a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) it is empowered under applicable laws and by its Articles of Incorporation and/or By-laws to enter into this Agreement;

(c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement; and

(d) a registration statement under the 1933 Act and the 1940 Act on behalf of the Fund, with respect to all Funds, Portfolios and Classes subject to this Agreement that are to be sold in transactions requiring such registration, is currently effective and will remain effective.

8.2 Co-Transfer Agent makes the representations and warranties below, which are and shall remain true and correct throughout the term of the Agreement:

(a) it is duly organized, existing and in good standing under the laws of the state of Massachusetts;

(b) it is qualified to carry on its business in jurisdictions in which it is present;

(c) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(d) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into and perform this Agreement, which constitutes the legal, valid and binding obligation of Co-Transfer Agent enforceable against Co-Transfer Agent in accordance with its terms;

(e) it is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and such registration will remain in effect for the duration of this Agreement and Co-Transfer Agent will promptly notify the Fund in the event of any material change in its status as a registered transfer agent;

(f) it is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement;

(g) the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, each Fund’s records and other data and Co-Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are consistent with the standards and regulations applicable to serving as a transfer agent to a publicly offered registered investment company and that Co-Transfer Agent will make such changes therein from time to time as it may deem reasonably necessary to make this representation and warranty true throughout the term of this Agreement and any extensions thereof;

(h) it will provide to a Fund, upon request, its certification by a senior officer relating to the adequacy of its internal controls for handling of the Fund’s information and, upon request, a copy of its SSAE 16 report;

(i) it has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

(j) it is not a “Foreign Financial Institution” as defined under the U.S. Foreign Account Tax Compliance Act (“FATCA”) and Co-Transfer Agent’s affiliates and subsidiaries providing services to the Funds under this Agreement are not Foreign Financial Institutions for the purposes of FATCA.

Article 9 Indemnification

9.1 The Co-Transfer Agent shall not be responsible for, and the relevant Fund shall indemnify and hold the Co-Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable expenses and liability (collectively referred to as “Losses”) arising out of or attributable to:

(a) All actions of the Co-Transfer Agent or its agents or delegates required to be taken pursuant to this Agreement with respect to such Fund, provided that such actions are taken in good faith and without negligence, bad faith, willful misconduct or reckless disregard of its duties or their own duties hereunder and are not violations of applicable law or regulation pertaining to the manner transfer agency services are performed and not otherwise a breach of this Agreement (including the standard of care provided in Article 10);

(b) The reasonable reliance by the Co-Transfer Agent or its agents or delegates upon, and any subsequent use of or action taken or omitted by the Co-Transfer Agent or its agents or delegates pursuant to: (i) any Written Instructions of any Authorized Person; or (ii) any paper or document, reasonably believed, in conformity with security procedures established by Co-Transfer Agent and the Fund from time to time, to be genuine, authentic and signed by an Authorized Person; unless, in each case, such Losses are due to its failure to perform in accordance with procedures established with the Fund, its negligence, bad faith, willful misconduct or reckless disregard of its obligations under this Agreement, violations of applicable law or regulation pertaining to the manner transfer agency services are performed or otherwise a breach of this Agreement (including the standard of care provided in Article 10); or

(c) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (except to the extent that such violation resulted from the provision of information from Co-Transfer Agent or any delegate under Article 4.1 in contravention of the standard of care provided in Article 10, Co-Transfer Agent or such delegate received Written Instructions notifying it of the violation or determination or Co-Transfer Agent or such delegate failed to comply with the Written Instructions identifying the states and countries where the Shares of the Fund or the Portfolios are registered or exempt, and the number of Shares of each Class registered with respect to each state or country, as applicable).

(d) A material breach by the Fund of its obligations under this Agreement; or

(e) The negotiation and processing of any checks, ACH or wires including without limitation for deposit into or credit to the Fund’s demand deposit account maintained by Co-Transfer Agent; provided, however, that the Fund’s obligation to indemnify Co-Transfer Agent shall only apply in the event that Co-Transfer Agent has acted in a commercially reasonable manner in negotiating and processing such checks, ACH or wires, and such action was consistent with the standard of care contained in Article 10 of this Agreement and with the disclosure in the Fund’s Prospectus; provided further that Co-Transfer Agent agrees to work with the Fund to pursue available avenues with the depositing and/or originating bank, as appropriate, in order to mitigate the losses, wherever possible, related to such checks, wires or ACH for which indemnification from the Fund may be sought, except to the extent that the parties agree otherwise with respect to Service Accounts.

9.2 A Fund shall not be responsible for, and Co-Transfer Agent shall indemnify and hold each Fund harmless from and against any and all Losses arising out of or attributable to all actions of Co-Transfer Agent or its agents taken outside of the scope of this Agreement or caused by Co-Transfer Agent’s negligence, bad faith, willful misconduct, reckless disregard of its duties hereunder or violations of applicable laws, regulations or requirements of any governmental authority having jurisdiction over Co-Transfer Agent or the Fund pertaining to the manner in which transfer agency services are performed or otherwise are a breach of this Agreement.

9.3 In any case in which a party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnifying

Party shall be promptly advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party, except to the extent that the Indemnifying Party shall have been prejudiced by such failure. The Indemnified Party shall keep the Indemnifying Party advised with respect to all such developments concerning any claim, demand, action or suit or other proceeding (a “Claim”), which may be the subject of this indemnification. The Indemnifying Party shall have the option to participate with the Indemnified Party in defending against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. The parties shall cooperate with each other in defense of any Claim. In no event will the Fund be liable for any settlement of any action or Claim effected without its prior written consent. The obligations of the parties hereto under this Article 9 shall survive the termination of this Agreement.

9.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be a party’s sole and exclusive remedy for Claims or other actions or proceedings to which the other party’s indemnification obligations pursuant to this Article 9 may apply.

9.5 The Board Members of a Fund, its officers and Shareholders, or of any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and Co-Transfer Agent agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the particular Portfolio in settlement of such rights or Claims and not to such members of the Board, its officers or shareholders. Co-Transfer Agent further agrees that it will look only to the assets and property of a particular Portfolio of a Fund, should the Fund have established separate series, in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from the assets of any other Portfolio of the Fund.

9.6 Co-Transfer Agent agrees to provide each Fund with certificates of its insurance coverage for errors and omissions insurance, fidelity bonds and electronic data processing coverages, and agrees to provide updated certificates annually or as requested by the Fund.

Article 10 Standard of Care

10.1 Co-Transfer Agent shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A under the 1934 Act. In performing the responsibilities delegated to it under this Agreement, Co- Transfer Agent shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a transfer agent having responsibility for providing transfer agent services to investment companies registered under the 1940 Act, but shall not be liable for any damages arising out of Co-Transfer Agent’s performance of or failure to perform its duties under this Agreement, except to the extent such damages arise out of Co-Transfer Agent’s own negligence, bad faith, willful misconduct or that of its employees, agents, representatives or delegates or violations of applicable laws, regulations or requirements of any governmental authority having jurisdiction over Co-Transfer Agent or the Fund pertaining to the manner in which transfer agency services are to be performed by Co-Transfer Agent or otherwise are a breach of this Agreement. The amount of Co-Transfer Agent’s aggregate liability as to any term of this Agreement is limited to, and shall not exceed, the aggregate of the amounts received hereunder by Co-Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds identified in Schedule A during the previous 24 months calculated from the date of the event causing liability. If a shorter period has passed since the effective date of this Agreement, an amount equal to that which would be paid during a full 24 month period will be calculated based on the amounts paid during such shorter period. The Co-Transfer Agent’s liability may arise from or in connection with this Agreement, or from any services under this Agreement provided or omitted to be provided during the term of this Agreement, whether in contract, or in tort, or otherwise. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by Co-Transfer Agent’s employees, agents, representatives or delegates or any intentional malevolent acts by Co-Transfer Agent’s employees, agents, representatives or delegates or reckless disregard or gross negligence in carrying out their duties. For purposes of this Article 10.1, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such act violates this Agreement and is likely to cause damage or harm.

Article 11 Consequential Damages

11.1 Notwithstanding anything in this Agreement to the contrary, neither Co-Transfer Agent nor the Fund shall be liable to the other party for any consequential, special or indirect losses or damages which the party may incur or suffer by or as a consequence of the other party’s performance of the services provided hereunder. For avoidance of doubt, “as of” transaction losses for which Co-Transfer Agent is deemed responsible under the terms of mutually agreed upon written “as of” procedures (and subject to any limits which may be set forth in such procedures), shall be deemed direct damages for purposes of this Agreement and not consequential damages under this Article 11.

Article 12 Insurance

12.1 Co-Transfer Agent shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond (covering, among other things, larceny and embezzlement) and electronic data processing coverages at levels of coverage consistent with those customarily maintained by other high quality transfer agents for registered investment companies. Upon the request of a Fund, Co-Transfer Agent shall provide evidence that such coverage is in place. Co-Transfer Agent shall promptly notify the Funds in the event that such coverage is cancelled, or in the event there are material claims made with respect to any service provided under this Agreement. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Co-Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

Article 13 Security

13.1 Co-Transfer Agent represents, warrants and agrees that it shall itself implement and also enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable procedures and systems with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of Confidential Information and each Fund’s records and other data with respect to the Accountholders and Co-Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are consistent with standards and regulations applicable to serving as a transfer agent to a publicly offered registered investment company and, provided further, that Co-Transfer Agent will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder, and that Co-Transfer Agent’s equipment, facilities and other property used in the performance of its obligations hereunder are and shall be reasonable and comply with all applicable laws, rules, regulations and governmental standards, and it will make such changes therein from time to time as in its reasonable judgment, or as reasonably requested by the Fund, are required for the secure performance of its obligations hereunder. Co-Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of a Fund’s blank checks, records and other data, which policy may be changed from time to time. Co-Transfer Agent shall review such systems and procedures on a periodic basis (no less than annually), and each Fund shall have reasonable access, to review these systems and procedures. In no event shall Co-Transfer Agent’s systems and procedures described in this Article 13.1 be less protective than those systems and procedures provided by Co-Transfer Agent to other registered investment companies.

13.2 If Co-Transfer Agent or its agents discover or are notified that someone has violated security relating to Confidential Information, Co-Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of Co-Transfer Agent or its agents at the time of such violation, Co-Transfer Agent will promptly (i) investigate, contain and put safeguards in place that are designed to prevent similar occurrences of the violation, (ii) advise the Fund of the steps being taken, and (iii) where applicable provide credit monitoring or other similar services for a one-year period to Fund shareholders or others affected by the violation.

Article 14 Disaster Recovery

14.1 Co-Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment. In the event of equipment failures, Co-Transfer Agent shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure.

14.2 Co-Transfer Agent shall: (i) maintain a comprehensive business recovery plan that: (A) is not less protective than the plan provided to the Fund by Co-Transfer Agent as part of the Fund’s periodic review of its service providers; and (B) provides for sufficient recovery of its back office and administrative operations to enable Co-Transfer Agent, within 24 hours or such other period as may be agreed upon in writing between the parties after any event necessitating the use of such plan to fulfill its obligations under this Agreement, and (ii) test such business recovery plan no less frequently than annually and upon request, the Fund may participate in such test. Upon request, Co-Transfer Agent shall provide the Fund with a letter assessing the most recent business continuity test results. Co-Transfer Agent shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. Co-Transfer Agent shall back-up the Fund’s records maintained by Co-Transfer Agent, and shall store the backup in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the records will be maintained intact and will enable Co-Transfer Agent to perform the services under this Agreement. In the event of a business disruption that materially impacts Co-Transfer Agent’s provision of services under this Agreement, Co-Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

Article 15 FATCA

15.1 Co-Transfer Agent shall maintain in the Fund’s records for the Accountholders, valid documentation sufficient to establish the US-status or non-US status, as the case may be, of the Accountholders registered on the books of the Fund for purposes of FATCA (including an executed United States Internal Revenue Service (“IRS”) Form W-8, W-9 or W-8BEN, as applicable). The Co-Transfer Agent shall take such further actions as required by applicable FATCA regulations or as agreed upon with the Fund from time to time in connection with FATCA compliance.

15.2. Co-Transfer Agent shall advise the Fund when it is notified by Accountholder or by a Foreign Financial Institution (as that term is defined in FATCA) of any changes in circumstances (for purposes of FATCA) with respect to such Accountholder.

Article 16 Term and Termination

16.1 This Agreement shall be effective on the date first written above and shall continue until June 30, 2018 from the date first stated above unless terminated pursuant to the provisions of this Section 16 or, with respect to any individual Fund, Portfolio or Class until the earlier liquidation and/or merger of such Fund, Portfolio or Class, as applicable and thereafter shall automatically start a renewal term for successive annual periods ending on the anniversary of the date first written above; provided that, the Agreement may be terminated by: (1) the Co-Transfer Agent, Fund, Portfolio or Class at the end of any term upon written notice given at least 90 days prior to termination of the then-current term; or (2) by the applicable Fund, Portfolio or Class upon written notice to Co-Transfer Agent of material breach of this Agreement by Co-Transfer Agent, in which case the termination shall be effective as soon as practicable or such later date as may be specified in this breach termination notice. In all cases, termination by the non-breaching party shall not constitute a waiver by the non-breaching party of any other rights it might have under this Agreement or otherwise against the breaching party. For purposes of this Agreement, the merger, reorganization or liquidation of a Fund or Portfolio shall not be deemed a termination of the Agreement with respect to any other Fund or Portfolio. The CUSIP fee, if applicable, with respect to such Fund or Portfolio shall cease on the date of such merger, reorganization or liquidation. Closed account fees and expenses related to that Fund or Portfolio will continue to apply until the Fund or Portfolio is purged from the system in accordance with applicable procedures.

16.2 Each Fund reserves the right, within its sole discretion, to terminate the arrangement for services provided under Article 15 in the event it determines that Co-Transfer Agent’s responsibilities outlined in Article 15 are not performed in a satisfactory manner. A Fund may consider such an event a material breach under this Agreement if such breach is not cured within 15 days of providing notice of such material breach to Co-Transfer Agent.

16.3 In the event a termination notice is given by a Fund (other than in connection with the liquidation, reorganization or merger of the Fund), the Fund shall provide to Co-Transfer Agent a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor co-transfer agent or co-transfer agents. Upon mutual agreement of the parties, this Agreement may remain in effect until such a successor co-transfer agent or co-transfer agents are designated.

16.4 Upon any notice of termination of services hereunder (whether as to only certain Funds or Portfolios or Classes or entities set forth on Schedule A-1 as to some or all of the non-core transfer agency services under this Agreement), Co-Transfer Agent shall commence taking commercially reasonable steps, without additional compensation (except as provided below), to transfer the books and records and any other property of the applicable Fund (or Portfolio) held hereunder to a successor co-transfer agent, in a mutually agreed upon format, and to provide reasonable assistance and cooperation in connection with the transition, provided however, that such reasonable assistance and cooperation shall be limited to a period of one hundred and eighty (180) days from the date of termination of this Agreement (or such longer period to which the Co-Transfer Agent and the Fund may agree, including any period of post-termination services for the Fund or a Portfolio), under the terms that the parties may agree upon. In the event of a termination, Co-Transfer Agent will convert the Fund’s TA2000 account records (including master history and sub-files) from Co-Transfer Agent’s system (a “Deconversion”) using fund specified industry standard DST file layouts (a “standard Deconversion”). The Fund may elect, at its expense, to use a non-DST file layout that is not an industry standard or require other custom programming with respect to the conversion of its TA2000 account records (a “non-standard Deconversion”). If the Fund makes such an election, the Fund shall provide Co-Transfer Agent with its conversion requirements. Co-Transfer Agent shall provide the Fund with a written estimate for approval of such non-standard Deconversion cost, based on the Fund’s specifications and Co-Transfer Agent’s standard rates in effect at the time, prior to the commencement of any Deconversion activity. If the Fund requests the movement or destruction of original source documentation then held by Co-Transfer Agent or its storage vendor or the conversion of proprietary AWD images, such costs shall be separate expenses paid by the Fund and are not part of the standard Deconversion.

16.5 In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay Co-Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal, (ii) which thereafter accrue for the period through and including the date of the Fund’s termination, and (iii) any such other agreed-upon post-termination fees. The Fund will not be responsible for any fees to Co-Transfer Agent after the date of the Fund’s termination, liquidation, reorganization or merger unless the Fund requests the Co-Transfer Agent to provide support services after such action and Co-Transfer Agent agrees to provide such services.

Article 17 Confidentiality/Privacy

17.1 Each party shall keep the Confidential Information (as defined in subsection (a) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except as further set forth herein or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this provision. Notwithstanding the foregoing, or anything in this Agreement to the contrary, the Fund is hereby authorized to identify Co-Transfer Agent and describe this Agreement in its registration statement filed with the Securities and Exchange Commission under the 1933 Act and the 1940 Act, and to file this Agreement as an exhibit to such registration statement.

(a) Subject to subsections (b) and (c) below, “Confidential Information” means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) non-public personal information of the Fund’s shareholders, (iii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, fee schedules, pricing lists, and internal performance results relating to the past, present or future business activities of the Fund or Co-Transfer Agent, their respective subsidiaries and affiliates and the customers, clients and suppliers of any of them; (B) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, (C) ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” user guides, and data processing software and systems and (D) anything designated as confidential.

(b) Information or data that would otherwise constitute Confidential Information under subsection (a) above shall not constitute Confidential Information to the extent it: (i) is already known to the receiving party without a duty of confidentiality at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; or (v) has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(c) Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement: (i) as appropriate in connection with activities contemplated by this Agreement; (ii) as required pursuant to a court order, subpoena, governmental or regulatory or self-regulatory authority or agency, law, regulation, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable); (iii) as requested by a governmental, regulatory or self-regulatory authority or agency or independent third party in connection with an inquiry, examination, audit or other review; or (iv) the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(d) To the extent that a party hereto discloses the Confidential Information of another party hereto in accordance with this Article 17.1, such disclosing party shall make reasonable efforts to ensure that the recipient of such Confidential Information is bound, contractually or otherwise, to confidentiality terms consistent with and no less stringent than the terms of this Article 17.1.

(e) The provisions of this Article 17.1 shall survive termination of this Agreement.

17.2 Co-Transfer Agent represents, warrants and agrees that it has adopted and implemented, and shall maintain policies and procedures that address administrative, technical and physical safeguards for the protection of customer information and records that are in compliance with Regulation S-P promulgated under the Gramm-Leach-Bliley Act of 1999 (“Regulation S-P”) and all other applicable laws, rules, regulations, and governmental standards and Co-Transfer Agent represents, warrants and agrees that it will use Customer Information only in compliance with all of the following: (i) the provisions of this Agreement, including without limitation Article 17; (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time; and (iii) privacy laws and regulations applicable to the Fund’s and the Co-Transfer Agent’s business, including the Gramm-Leach-Bliley Act of 1999. When Co-Transfer Agent disposes of Confidential Information, Co-Transfer Agent shall properly dispose of Confidential Information, including, without limitation, any electronic or physical copies in any form, by taking reasonable measures to protect against unauthorized access to or use of the records or information in connection with its disposal, as required by Regulation S-P and all applicable laws, rules, regulations and governmental standards, or as directed by each

Fund. Co-Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of Confidential Information provided to it by each Fund, which may be amended from time to time. Co-Transfer Agent shall be liable for its agents’, employees’, representatives’, and delegatees’ compliance with this Article 17 and Article 14.

17.3 Information and records about the Fund’s customers is confidential and shall not be disclosed, sold, copied, or used in any way, except: (1) to carry out the terms of this Agreement; and (2) disclosure pursuant to law, rule, regulation or court or administrative order. Co-Transfer Agent shall immediately notify and report to the applicable Fund any breach incident relating to procedures set out under Article 13 and/or this Article 17, including without limitation, unauthorized access to customer records and information if Co-Transfer Agent is or becomes aware of such breach incident or it would be reasonable to conclude that such breach incident likely occurred. If the Fund or Co-Transfer Agent reasonably concludes that a breach has occurred, Co-Transfer Agent shall take all necessary steps to determine the extent of the breach and shall cooperate fully and provide complete access to the Fund and its agents and auditors in order for the Fund to expeditiously investigate the breach incident and implement any response program it deems appropriate. Co-Transfer Agent shall use best efforts to work with the Fund to rectify any issues arising from the breach incident. Co-Transfer Agent agrees that a breach of this Article 17.3 would irreparably damage the Funds and accordingly agree that the Funds are entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this Article 17.3.

Article 18 Force Majeure

18.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment; except, in each case, to the extent that the non-performing party shall have failed to use its reasonable best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party caused by such circumstances, or has not complied with the terms of Article 14. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to mitigate damages and to recommence performance or observance as soon as practicable. This Article 18 shall not in any way limit Co-Transfer Agent’s obligations under Article 14.

Article 19 Assignment

19.1 This Agreement may not be assigned or otherwise transferred by Co-Transfer Agent with respect to a Fund, without the prior written consent of such Fund, which consent shall not be unreasonably withheld; provided, however, that Co-Transfer Agent may, upon 90 days notice to the Fund, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary of Co-Transfer Agent who meets all qualifications required of Co-Transfer Agent under this Agreement and is qualified to act as such under the 1934 Act and 1940 Act. In any event, the assignment or transfer of this Agreement shall not relieve Co-Transfer Agent of any of its duties or obligations under this Agreement. For avoidance of doubt, it shall not be unreasonable for the Funds to condition consent on the receipt of adequate assurances that the assignment meets the applicable contractual, legal and regulatory standards.

Article 20 Notices

20.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or the Co-Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:

Legg Mason Funds

100 Light Street

Baltimore, Maryland 21202

Attention:   Legg Mason Investor Services

100 Light Street

Baltimore MD, 21202

Fax: (866) 363-5867

To Co-Transfer Agent:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Attention: Legal Department

Fax: (617) 483-7091

Article 21 Governing Law/Venue

21.1 The laws of the State of New York, shall govern the interpretation, validity, and enforcement of this agreement, without regard to the laws on conflicts of laws.

21.2 Any action arising out of or relating to this Agreement shall be brought only in the Chosen Court. The Chosen Court shall be the United States District Court for the Southern District of New York (“SDNY”), unless such action cannot be brought in SDNY, in which case the Chosen Court shall be the appropriate New York State court located in New York (Manhattan), New York. Each Fund and the Co-Transfer Agent (a) waive any objection to the jurisdiction of the Chosen Court; (b) waive any objection to venue in the Chosen Court; and (c) waive any objection that the Chosen Court is an inconvenient forum.

Article 22 Counterparts

22.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 23 Captions

23.1 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Article 24 Publicity

24.1 Neither a Fund nor the Co-Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts under the circumstances to consult in advance with the other party.

Article 25 Relationship of Parties

25.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

25.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Co-Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of Co-Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 26 Entire Agreement; Severability

26.1 This Agreement, including Schedules and Exhibits hereto and any agreed-upon procedures referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by the party affected. A party’s waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

26.2 The parties intend every provision of this Agreement to be severable.

If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this Article 26.2, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 27 Customer Identification Program Notice

27.1 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution. The Co-Transfer Agent and certain of Co-Transfer Agent’s affiliates are financial institutions, and Co-Transfer Agent may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number. Co-Transfer Agent may also ask (and may have already asked) for additional identifying information, and Co-Transfer Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Each of the Investment Companies Listed On Schedule A Hereto,

Each of Which Is Acting On Its Own Behalf And

Not On Behalf Of Any Other Investment Company

WESTERN ASSET CONNECTICUT MUNICIPAL MONEY MARKET FUND
WESTERN ASSET GOVERNMENT RESERVES FUND
WESTERN ASSET LIQUID RESERVES FUND
WESTERN ASSET TAX FREE RESERVES FUND
WESTERN ASSET CA TAX FREE MONEY MARKET FUND
WESTERN ASSET NY TAX FREE MONEY MARKET FUND
WESTERN ASSET SHORT TERM YIELD FUND

By:	/s/ Kenneth D. Fuller

And the Funds’ Distributor Only with Respect to the Services
Provided Under Section 8 of Schedule B:

LEGG MASON INVESTOR SERVICES LLC

By:	/s/ Jeremiah O’Shea

BOSTON FINANCIAL DATA SERVICES, INC.

By:

SCHEDULE A

LIST OF FUNDS AND PORTFOLIOS AND PRINCIPAL PLACE OF BUSINESS

Fund

WESTERN ASSET CONNECTICUT MUNICIPAL MMF A

WESTERN ASSET CONNECTICUT MUNICIPAL MMF I

WESTERN ASSET GOVERNMENT RESERVES A

WESTERN ASSET LIQUID RESERVES CL A

WESTERN ASSET TAX FREE RESERVES CL A

WESTERN ASSET CA TAX FREE MM FD CL A

WESTERN ASSET NY TAX FREE MM FD CL A

WESTERN ASSET SHORT TERM YIELD CL IS

WESTERN ASSET SHORT TERM YIELD CL I

The principal place of business of each fund is:

Legg Mason Funds

620 Eighth Avenue, 49th Floor

New York, NY 10018

SCHEDULE A-1

ACCOUNTHOLDERS

MSCS FINANCIAL SERVICES LLC

PERSHING LLC

CITI PRIME BROKERAGE

FIDUCIARY TRUST COMPANY

SCHEDULE B

DUTIES OF CO-TRANSFER AGENT

With respect to the Accountholders, it shall perform the following duties:

1. Accountholder Information. Co-Transfer Agent or its agent shall maintain a record of the number of Shares held by each Accountholder which shall include name, address and taxpayer identification number.

2. Shareholder Services. Co-Transfer Agent or its agent will investigate all inquiries from Accountholders of a Fund relating to their Fund accounts and will respond to all communications from Accountholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Co-Transfer Agent and a Fund. Co-Transfer Agent shall provide each Fund with reports concerning Accountholder inquires and the responses thereto by Co-Transfer Agent, in such form and at such times as are agreed to by the Fund and Co-Transfer Agent.

3. Mailing Communications to Accountholders. As requested by a Fund or as set out elsewhere in this Agreement, Co-Transfer Agent or its agent will address and mail to the Accountholders, as disclosed on Co-Transfer Agent’s books and records for the Fund, all reports to such Accountholders, dividend and distribution notices and provide such other related services as may be requested by the Fund by Written Instruction. Co-Transfer Agent will provide any other assistance reasonably requested by a Fund in coordinating with a mailing agent for a Fund. Co-Transfer Agent will assist each Fund with consolidating Accountholder mailings in accordance with householding practices that are consistent with applicable SEC guidance and regulations.

4. Sales of Shares

(a) Suspension of Sale of Shares. Co-Transfer Agent or its agent shall not be required to issue any Shares of a Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Co-Transfer Agent or its agent to rely on such Written Instructions or official notice.

(b) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Co-Transfer Agent or its agent will: (i) give prompt notice of such return to the relevant Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Co-Transfer Agent may from time to time deem appropriate.

(c) Purchase of Shares. Co-Transfer Agent shall issue and credit an account of an Accountholder, in the manner described in a Fund’s Prospectus, once it receives:

(i) A purchase order or other purchase information;

(ii) Proper information to establish an Accountholder’s account; and

(iii) Confirmation of receipt or crediting of funds.

5. Exchange, Transfer and Redemption

(a) Co-Transfer Agent or its agent shall process all requests to transfer or redeem Shares in accordance with the transfer or redemption procedures in accordance with agreed-upon procedures. Exchanges by an Accountholder to another Fund serviced by the Co-Transfer Agent hereunder will be processed in accordance with agreed-upon procedures.

(i) Broker-Dealer and other Intermediary Accounts.

When a broker-dealer or other authorized intermediary notifies Co-Transfer Agent of a redemption desired by an Accountholder, and a Fund’s or Portfolio’s Custodian has provided Co-Transfer Agent with funds, Co-Transfer Agent shall (a) transfer by Fedwire or other agreed upon electronic means such redemption payment to the broker-dealer or other intermediary for the credit to, and for the benefit of, the customer’s account or (b) shall prepare and send a redemption check to the broker-dealer or other intermediary, made payable to the broker-dealer or other intermediary on behalf of the Accountholder.

(ii) Fund-Only Accounts.

If Shares (or appropriate instructions) are received in proper form, at a Fund’s request Shares may be redeemed before the funds are provided to Co-Transfer Agent from the Custodian. If the Accountholder has not directed that redemption proceeds be wired, when the Custodian provides Co-Transfer Agent with funds, the redemption check shall be sent to and made payable to the Accountholder, unless transfer authorizations are signed by the Accountholder when Shares are held in book-entry form.

(b) Co-Transfer Agent or its agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus, accompanied by such documents as Co-Transfer Agent or its agent reasonably may deem necessary.

(c) Co-Transfer Agent or its agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Co-Transfer Agent or its agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Co-Transfer Agent or its agent, in its reasonable good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

(d) When Shares are redeemed, Co-Transfer Agent or its agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund’s Accounting Agent a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Co-Transfer Agent or its agent reflecting outstanding Shares of each Fund and Shares attributed to the Accountholders’ accounts.

(e) Co-Transfer Agent or its agent shall, upon receipt of the moneys paid to it by the Custodian for the repurchase of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the Written Instruction received by Co-Transfer Agent or its agent from the Fund or the procedures described in the Fund’s Prospectus for processing a shareholder request if no Written Instructions are received from the Fund.

(f) Co-Transfer Agent or its agent shall not process or effect any repurchase with respect to Shares of a Fund after receipt by Co-Transfer Agent or its agent of notification of the suspension of the determination of the net asset value of the Fund.

6. Dividends

(a) Upon the declaration of each dividend and each capital gains or other distribution with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Co-Transfer Agent or its agent a Written Instruction, setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the record date, the date of payment thereof, and the amount payable per Share. Such payment will be made in cash or additional Shares, at the election of each Accountholder, in accordance with the Fund’s or Portfolio’s Prospectus.

(b) On or before the payment date specified in such resolution of the Board of Directors, a Fund will provide Co-Transfer Agent with sufficient cash to make payment to the Accountholders as of such payment date.

(c) If Co-Transfer Agent or its agent does not receive sufficient cash from a Fund to make total dividend and/or distribution payments to all Accountholders as of the record date, Co-Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Accountholders until sufficient cash is provided to Co-Transfer Agent or its agent. The Co-Transfer Agent shall work with the Fund and the Accountholders to maintain position reconciliation between the Fund’s records and omnibus account positions held by the Accountholders.

(d) Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax law or other laws, rules or regulations. Co-Transfer Agent shall mail to the Accountholders and the IRS and other appropriate taxing authorities such tax forms, or permissible substitute forms, and other information relating to dividends and distributions paid by the Fund to the Accountholders as are required to be filed and mailed by applicable law, rule or regulation within the time required thereby. Co-Transfer Agent shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions above a stipulated amount paid by the Fund to the Accountholders as required by tax or other law, rule or regulation.

7. Lost Shareholders. Co-Transfer Agent shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”) with respect to the Accountholders, including, but not limited to those set forth below. Co-Transfer Agent may, in its sole discretion, use the services of a third party to perform some or all of such services.

(a) documentation of electronic search policies and procedures;

(b) execution of required searches;

(c) creation and mailing of confirmation letters;

(d) taking receipt of returned verification forms;

(e) providing confirmed address corrections in batch via electronic media;

(f) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(g) preparation and submission of data required under the Lost Shareholder Rule.

8. Anti-Money Laundering/OFAC Compliance.

(a) Each of the Funds and the Fund’s distributor, Legg Mason Investor Services LLC (“LMIS”), is subject to certain anti-money laundering (“AML”) requirements pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated thereunder (collectively, the “Act”). Co-Transfer Agent shall comply with mutually agreed upon procedures to: implement the Fund’s and LMIS’ Anti-Money Laundering (“AML”) and Customer Identification (“CIP”) Programs, including cash and cash equivalent procedures; screen account names and addresses against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN list”) and the country-based U.S. trade and economic sanctions programs administered by OFAC; respond to requests for information from the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) pursuant to Section 314(a) of the USA PATRIOT Act submitted to Co-Transfer Agent by the Fund; file Suspicious Activity Reports (“SARs”), as necessary, on behalf of the Fund; and perform such other anti-money laundering functions as agent of the Fund and LMIS, as provided herein.

(b) Delegation. Each of the Funds and LMIS has developed and implemented a written anti-money laundering program (the “AML Program”) which is designed to satisfy the Act’s requirements. Pursuant to the Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. Each Fund and LMIS is desirous of having Co-Transfer Agent perform certain delegated duties pursuant to the AML Program and Co-Transfer Agent accepts such delegation.

(c) Limitation on Delegation. The Fund and LMIS acknowledge and agree that in accepting the delegation hereunder, Co-Transfer Agent is agreeing to perform only those duties that have been expressly delegated in this Section 8 (the “Delegated Duties”), as may be amended from time to time (including any mutually agreed-upon procedures), and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund and LMIS with the Act or for any other matters that have not been delegated hereunder. Additionally, the parties and LMIS acknowledge and agree that Co-Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund by the Accountholders for which the Co-Transfer Agent maintains the applicable shareholder information. In connection with the latter, the Fund and LMIS acknowledge that there are certain types of accounts, e.g., “broker controlled” accounts, whereby Co-Transfer Agent receives shareholder and transactional information through industry mandated or customized transmissions that preclude Co-Transfer Agent from providing part or all of these services. Co-Transfer Agent will inform the Fund and LMIS of intermediaries or types of accounts for which it may not perform any of the services contemplated in this Section 8. The Fund and LMIS further acknowledge and agree that the Co-Transfer Agent will not be performing the Delegated Duties with respect to any shares for which LMIS acts as distributor or broker-dealer other than shares of the Fund held by the Accountholders for which the Co-Transfer Agent maintains the applicable shareholder information for the Fund under this Agreement.

(d) Co-Transfer Agent shall perform the following key functions:

(1) Screen Accountholder accounts maintained by the Co-Transfer Agent against the OFAC List of Specially Designated Nationals and Blocked Persons (the “SDN List”) and the country-based sanctions programs administered by OFAC (“(the “Sanctions Programs”), as described in paragraph (f) of this Section 8.

(2) Verify customer identification based on particular identifying data elements pursuant to regulations issued under Section 326 of the Act.

(3) Review incoming and outgoing wire activity and other transactions to detect the suspicious movement of monies, and file suspicious activity reports, as necessary.

(4) Comply with restrictions on payment methods accepted for purchase of fund shares (e.g., no transactions in currency, third-party check restrictions, etc.).

(5) Review account opening documentation and check payments for various “red flags” that are indicators of fraudulent or suspicious activity.

(6) Establish and implement policies and procedures to perform the AML functions delegated herein to the Co-Transfer Agent as agent of the Fund and LMIS, as appropriate, and in furtherance of the Act and regulations, and provide a copy of the Co-Transfer Agent’s AML Policies to the Fund (the “Co-Transfer Agent’s AML Policies”).

(7) Designate an individual or individuals responsible for implementing and monitoring the Co-Transfer Agent’s AML Policies.

(8) Train all Co-Transfer Agent employees with respect to the Co-Transfer Agent’s AML Policies in a manner consistent with Section 352 of the Act.

(9) Provide for testing of the Co-Transfer Agent’s AML Policies by independent personnel or by a qualified outside party.

(10) Provide documentation to the Fund of Co-Transfer Agent’s compliance with items 6, 7, 8 and 9 of Section 8(d) of this Schedule B.

(11) Promptly notify the Fund’s Chief AML Compliance Officer in writing of any material changes to the Co-Transfer Agent’s AML Policies.

(12) Provide the Fund’s Chief AML Compliance Officer with all internal or external reports on the testing of the Co-Transfer Agent’s AML Policies upon request.

(13) Develop and maintain a written identity theft prevention program that complies with the SEC’s Identity Theft Red Flags Rules. The Co-Transfer Agent’s written identity theft prevention program shall include policies, procedures and controls which are reasonably designed to detect, prevent and mitigate identity theft (the “Controls”). For purposes of this Agreement, “identity theft” shall have the meaning set forth in the SEC’s Identify Theft Red Flag Rules. The Co-Transfer Agent agrees to report any such instances of identity theft to the applicable Fund in accordance with the SEC Identity Theft Red Flags Rules and to provide annual certification to each Fund with respect to its identity theft program and Controls.

(e) Consent to Examination. In connection with the performance by Co-Transfer Agent of the Delegated Duties, Co-Transfer Agent understands and acknowledges that the Fund and LMIS remain responsible for assuring compliance with the Act and that the records Co-Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Co-Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Co-Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice, requested records and information for review by such examiners.

(f) Additional Delegated Duties

(1) Consistent with the services provided by Co-Transfer Agent and with respect to the ownership of shares in a Fund by the Accountholders for which Co-Transfer Agent maintains the applicable shareholder information, Co-Transfer Agent shall, on behalf of each Fund and LMIS:

(i) Compare Co-Transfer Agent’s database of Fund investor names and personal information against the OFAC SDN list and the Sanctions Programs and consult with the Fund regarding appropriate action with respect to any possible or verified matches; new accounts and account changes shall be screened daily against such lists by a Co-Transfer Agent compliance specialist and the entire database shall be screened each time the OFAC list is updated or when the Fund submits a FinCEN Section 314(a) Information Request to the Co-Transfer Agent;

(ii) Compare alternate payee standing instructions against the OFAC SDN list and the Sanctions Programs and consult with the Fund and LMIS regarding appropriate action with respect to any possible or verified matches;

(iii) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

(iv) Review wires sent pursuant to banking instructions other than those on file with Co-Transfer Agent against the OFAC SDN list and the Sanctions Programs;

(v) Review accounts with small balances followed by large purchases;

(vi) Review accounts with frequent activity within a specified date range followed by a large redemption;

(vii) On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(viii) Determine, in coordination with the Fund’s Chief AML Compliance Officer or his or her delegate (“AML Officer”) and, where appropriate, LMIS’ chief AML compliance officer, whether a SAR should be filed pursuant to regulations applicable to mutual funds; prepare and file a joint SAR with FinCEN (through the
BSA E-Filing System, or other means if such system is not available) in accordance with the applicable regulations; maintain documents supporting the SAR; provide the Fund with a copy of the final SAR with the filing confirmation attached within a reasonable time after filing; maintain the confidentiality of each SAR and its supporting information and share such SAR and information only to the extent permitted by applicable law; notify the Fund and, where appropriate, LMIS if any further communication is received from U.S. Department of the Treasury or other authorized law enforcement agencies regarding the SAR; and reasonably cooperate and assist the Fund and LMIS in responding to inquiries from FinCEN regarding a SAR.

(ix) Undertake reviews of the Fund’s records of accounts and transactions maintained by Co-Transfer Agent on behalf of the Fund to respond to Section 314(a) Information Requests received by the Fund or LMIS and transmitted to Co-Transfer Agent; provide the Fund or LMIS with documents/information necessary to respond to such requests within the time frame required by applicable law; and

(x) In accordance with applicable law and the procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators.

(2) In the event that Co-Transfer Agent detects activity as a result of the foregoing procedures which necessitates the filing by Co-Transfer Agent of a SAR, or other similar report or notice to OFAC, Co-Transfer Agent shall promptly notify the Fund and consult with the Fund’s AML Officer and LMIS’ chief AML compliance officer regarding the appropriate steps.

(g) CIP Services. To enable the Fund and LMIS to comply with their CIP pursuant to regulations issued under Section 326 of the Act, Co-Transfer Agent shall perform the following functions:

(1) Implement procedures under which new accounts in the Fund are not established unless Co-Transfer Agent has first obtained the name, date of birth (for natural persons only), address, and government-issued identification number as described in 31 CFR § 1024.220 (formerly contained in 31 CFR § 103.131(b)(2)(i)(A)(4)) for the Fund or § 1023.220 for LMIS (collectively, the “Data Elements”) from each corresponding Customer (as defined therein).

(2) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or within a reasonable time (generally not in excess of thirty days) after each corresponding new account is opened. In compliance with CIP regulations, methods shall consist of non-documentary methods (for which Co-Transfer Agent may use unaffiliated information vendors to assist with such verifications, providing that (i) Co-Transfer Agent’s contract with such vendor requires the vendor to keep and maintain the confidentiality of any information provided by or obtained about a Customer and (ii) Co-Transfer Agent has and continues to form a reasonable belief that such vendors will maintain the confidentiality of any information so described in (i)) or documentary methods, both of which Co-Transfer Agent believes will meet the minimum requirements to comply with 31 CFR §

1024.220 (formerly contained in 31 CFR § 103.131) or 1023.220 for LMIS, and may include procedures under which Co-Transfer Agent personnel conduct additional research to attempt to reasonably verify the identity of Customers who were not verified by Co-Transfer Agent’s initial attempt.

(3) Determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of Treasury in consultation with the federal functional regulators.

(4) Record the Data Elements in an electronic repository (or other manner that satisfies the applicable regulations and allows for reasonably easy and prompt retrieval of the Data Elements) designed for this purpose and maintain records relating to verification of new Customers consistent with the applicable CIP regulations at 31 CFR Part X (formerly contained in 31 CFR § 103.131).

(5) Report regularly to the Fund’s AML Officer about measures taken, results obtained and Customers for which identities cannot be verified under paragraphs (1)-(4) above.

(6) Notify prospective Customers, consistent with 31 CFR § 1024.220(a)(5) (formerly contained in 31 CFR § 103.131(b)(5)), about the Fund’s CIP or § 1023.220(a)(5) for LMIS; if Co-Transfer Agent provides services by which prospective Customers may subscribe for shares in the Fund via the Internet, by telephone, or by application that is mailed to Co-Transfer Agent, Co-Transfer Agent shall work with the Fund and LMIS to notify prospective Customers about the Fund’s or LMIS CIP.

(7) Not later than 15 days after Co-Transfer Agent reasonably determines that Customer transactions or activity are suspicious, report such information to the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, prior to filing the SAR.

(8) timely file SARs with FinCEN (through the BSA E-Filing System, or other means if such system is not available) in accordance with applicable regulations, maintain the required records in compliance with 31 CFR § 1024.320 (formerly contained in 31 CFR § 103.15) or § 1023.320 for LMIS and, as permitted, Co-Transfer Agent shall submit a copy of the filed SAR to the Fund’s or LMIS’ AML Officer within 30 days of its filing.

(9) Certify to the Fund and/or LMIS no less frequently than annually, in a form that is mutually acceptable to the Fund, LMIS and Co-Transfer Agent, that Co-Transfer Agent has implemented the Fund’s and LMIS’ AML program, and that Co-Transfer Agent will perform the specific AML obligations of the Fund and LMIS set forth in this Agreement, consistent with the Act and the implementing regulations thereunder which are applicable to the Fund and LMIS.

(10) Set forth on a separate fee schedule compensation amounts due for CIP and other AML services pursuant to this Agreement.

(11) The Fund and LMIS agree that Co-Transfer Agent is not required to implement CIP procedures for the Fund except in compliance with the requirements of 31 CFR § 1024.220 (formerly contained in 31 CFR § 103.131) and § 1023.220 for LMIS and the terms of this Agreement.

(12) Notwithstanding any provision of this Agreement to the contrary, Co-Transfer Agent need not perform any of the steps in paragraphs (1)-(10) above (or any CIP measures) with respect to any Customer who becomes a Customer of a Fund (“Fund A”) via exchange from another fund (“Fund B”) in accordance with the Customer’s privilege to exchange shares of Fund B for Fund A, provided that the other Fund B is within the same family of funds as may be provided to Co-Transfer Agent from time to time.

(13) Co-Transfer Agent agrees to maintain any AML information and records obtained or created as agent of the Fund or LMIS in compliance with the confidentiality requirements of the Act and to limit access to and disclosure of such information and records consistent with the requirements of applicable law.

(h) Correspondent Accounts. Co-Transfer Agent shall establish procedures reasonably designed to prevent the opening of new correspondent accounts for foreign financial institutions, as defined in Section 312 of the Act and 31 CFR § 1010.610 (formerly contained in 31 CFR § 103.175), in the Fund or at LMIS without first receiving the written (including fax or email) approval of a valid and complete application by the Co-Transfer Agent.

(14) Co-Transfer Agent shall periodically monitor new accounts and notify the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, if any account has been opened for a foreign financial institution and shall obtain further instruction from such officer as to such accounts. Every three years each foreign financial institution must re-certify their status as such. If Co-Transfer Agent does not receive a response from the foreign financial institution within 30 days, Co-Transfer Agent will notify the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate.

(15) If the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, directs Co-Transfer Agent to open an account for a foreign financial institution, Co-Transfer Agent shall conduct additional due diligence for the account in compliance with the requirements of 31 CFR § 1010.610 (formerly contained in 31 CFR § 103.176). Co-Transfer Agent shall determine a risk-ranking for the account pursuant to the procedures set forth below.

(16) Co-Transfer Agent shall conduct additional due diligence for the accounts described in (2) (above) in accordance with the following:

(i) Co-Transfer Agent shall attempt to obtain additional information about the accountholder by sending the accountholder a “foreign financial institution questionnaire,” in a form mutually agreed upon by the Fund and Co-Transfer Agent, and shall notify the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, of each such effort.

(ii) Co-Transfer Agent shall perform an assessment of the money laundering risk presented by the account based on consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in the financial institution questionnaire. After assessing the money laundering risk and determining a risk-ranking for the account, Co-Transfer Agent shall notify the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, of any such account with a risk-ranking of “medium” or above and obtain further instruction from the Fund. If due diligence cannot be completed with respect to such account, Co-Transfer Agent will contact the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, for further instruction.

(iii) With respect to an account that is maintained following initial due diligence review, Co-Transfer Agent shall conduct a periodic review of the account activity (in addition to regular monitoring of the account for suspicious activities) in order to determine the consistency of account activity with the information obtained in the financial institution questionnaire as to the type, purpose, and anticipated activity of the account.

(iv) Co-Transfer Agent shall notify the Fund’s AML Officer or LMIS’ chief AML compliance officer, as appropriate, promptly in any case where (a) an accountholder fails to complete the foreign financial institution questionnaire after forty-five (45) days from the initial mailing or after thirty (30) days from a follow-up mailing (b) Co-Transfer Agent detects suspicious activity as a result of the foregoing procedures, or (c) the periodic review of account activity discloses activity inconsistent with the type, purpose, or anticipated activity of the account. In each such case Co-Transfer Agent, in consultation with the AML Officer or LMIS’ chief AML compliance officer, as appropriate, shall determine whether a SAR should be filed as required by AML regulations applicable to mutual funds, promptly notify and consult with the Fund’s AML Officer, or LMIS’ chief AML compliance officer and prepare and file a joint SAR.

(v) Co-Transfer Agent shall provide the Funds or LMIS with a copy of each SAR filed and the filing confirmation attached within a reasonable time after filing and shall notify the Fund’s AML Officer or LMIS’ chief AML compliance officer promptly if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

(vi) For the purposes of this Section 8, notification or correspondence with the Fund’s AML Officer shall be deemed notification to LMIS and LMIS’ chief AML compliance officer.

(i) Travel Rule. Co-Transfer Agent shall establish procedures with respect to certain transmittals of funds and the related recordkeeping that are reasonably designed to implement the Fund’s and LMIS’ obligations under the Recordkeeping and Travel Rule pursuant to 31 CFR § 1010.410(e) as applicable

9. Market-Timing/Late Trading.

(a) Co-Transfer Agent shall provide each Fund and its officers with assistance in monitoring, coordinating and reporting late trading of shares.

(b) In order to assist a Fund with compliance with the Fund’s policies and procedures related to market timing activity or late trading, Co-Transfer Agent shall, in accordance with the procedures established from time to time by the Fund and Co-Transfer Agent, provide the following services:

(i) Produce and review on a daily basis, short term trader reports generated from the Co-Transfer Agent’s system;

(ii) Based on the criteria provided by a Fund, report to the Fund on a daily basis any findings of potential market timing activity appearing on the short term trader report; and

(iii) Upon Written Instruction from a Fund, take such action as the Fund so instructs against any Accountholder determined by the Fund to have been engaging in market timing activity or late trading.

(iv) Provide assistance, as requested by the Fund, in making inquiries of Accountholders pursuant to 1940 Act Rule 22c-2 and evaluating the results of these inquiries, as provided in Section 11(g) of this Schedule B.

(v) Date and time stamp orders for purchase, transfer, or redemption of Shares received by Co-Transfer Agent.

(c) Co-Transfer Agent shall not treat trades as late if an Authorized Trading Person has provided Co-Transfer Agent with Written Instructions that the dealer or other intermediary can, consistent with the Fund’s Prospectus, provide trades in good order after the close of trading provided in a Fund’s Prospectus.

10. “As Of” Transactions. Co-Transfer Agent shall process, handle and account for all “as of” transactions in compliance with mutually agreed upon procedures, which may be amended from time to time. For purposes of this Section 9, “as of” transactions are the adjustments made on the Fund’s accounting records to correct certain actions, such as (i) the failure by the Co-Transfer Agent to timely process orders, enter an order as requested, or enter an order in error and/or (ii) the failure by the Accountholders to transmit an order properly, or the cancellation of orders by such Accountholders.

11. Description of Services.

(a) Services provided on an ongoing basis, if applicable:

(i) Calculate 12b-1 payments to financial intermediaries, including brokers, and financial intermediary trail commissions;

(ii) Establish and maintain proper Accountholder registrations;

(iii) Review new applications and correspond with Accountholders to complete or correct information;

(iv) Issue dividend checks/wires in accordance with agreed-upon procedures;

(v) Direct payment processing of checks or wires in accordance with agreed-upon procedures;

(vi) As requested by a Fund by Written Instruction, send duplicate confirmations to broker-dealers of an Accountholder’s activity, whether executed through the broker-dealer or directly with Co-Transfer Agent by the Accountholder;

(vii) Provide periodic Accountholder lists, outstanding Share and Class calculations with respect to such Accountholders and related statistics to the Fund;

(viii) Prepare and mail required calendar and taxable year-end tax and statement information (including forms 1099-DIV and 1099-B and accompanying statements) to Shareholder accounts disclosed on its books and records;

(ix) Notify on a daily basis the investment adviser and Custodian of activity in the Funds by the Accountholders;

(x) Withhold taxes for U.S. resident and non-resident aliens, where applicable;

(xi) Receive information from third-party administrators to record either plan level or individual participant level information, as require;

(xii) Perform other services with respect to Accountholders as may be agreed upon from time to time;

(xiii) Facilitate compliance with state escheatment laws;

(xiv) Monitor account balances for purposes of determining small account fees; and

(xv) Effecting mandatory redemption.

(b) Services provided by Co-Transfer Agent under Oral Instructions or

Written Instructions:

(i) Accept and post daily Fund and Class purchases and redemptions with respect to the Accountholders; and

(ii) Accept, post and perform Accountholder transfers and exchanges if to another Fund for which the Co-Transfer Agent has been appointed co-transfer agent under this Agreement.

(c) Shareholder Account Services.

(i) Co-Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for issuance of Shares obtained through:

•	Direct purchases through Accountholder wire orders, checks and applications in accordance with agreed-upon procedures.

(ii) Co-Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for an Accountholder’s:

•	Exchange of Shares for shares of another fund with which the Fund has exchange privileges and for which the Co-Transfer Agent has been appointed co-transfer agent under this Agreement, including any determination whether an exchange is subject to a sales charge.

(d) Communications to Shareholders. As requested by a Fund by Written Instruction, Co-Transfer Agent shall mail any or all communications to Accountholders disclosed on its books and records, or will provide an Accountholder mailing label file or Accountholder report to the Fund’s designated vendor for such mailing. Such communications may include the following:

(i) Reports to Shareholders (including annual and semi-annual reports);

(ii) Confirmations of purchases and sales of Fund shares;

(iii) Monthly or quarterly statements;

(iv) Dividend and distribution notices;

(v) Proxy material (including preparing and certifying Shareholder lists in conjunction with proxy solicitations);

(vi) Tax forms (including substitute forms), accompanying information containing the information required by paragraph 7(d), and notices under Section 19 of the 1940 Act;

(vii) New account information;

(viii) Change of allocation;

(ix) Prospectus fulfillment; and

(x) Shareholder/information letters.

(e) Records. Co-Transfer Agent shall maintain those records required by the securities laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Co-Transfer Agent hereunder with respect to the Accountholders or by transfer agents generally, including records of the accounts for each Accountholder showing the following information:

(i) Name, address and United States Taxpayer Identification or Social Security number;

(ii) Number and Class of Shares held;

(iii) Historical information regarding the account of each Accountholder, including dividends and distributions paid, their character (e.g., ordinary income, net capital gain, exempt-interest, foreign tax-credit and dividends received deduction eligible) for federal income tax purposes and the date, tax basis information as required by Fund policy and under applicable federal laws and regulations (including, the Internal Revenue Code of 1986, as amended (the “Code”)), and price for all transactions on an Accountholder’s account;

(iv) Any stop or restraining order placed against an Accountholder’s account;

(v) Any correspondence relating to the current maintenance of an Accountholder’s account;

(vi) Information with respect to withholdings; and

(vii) Any information required in order for the Co-Transfer Agent to perform any calculations contemplated or required by this Agreement.

Co-Transfer Agent may store documents held at Co-Transfer Agent electronically to the same extent that they would store paper documents. Thereafter, paper documents may be destroyed by the Co-Transfer Agent provided that the electronic document is retained by the Co-Transfer Agent to the extent permitted by applicable law. Any electronic documents stored on behalf of the Funds will be stored by the Co-Transfer Agent in accordance with all applicable securities laws and regulations and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Co-Transfer Agent hereunder. The parties shall mutually agree in writing as to terms related to the retention of Fund records, including without limitation, the format, the use of an escrow agent (if any) and retention periods.

(f) Shareholder Inspection of Stock Records. Upon a request from an Accountholder to inspect stock records in Co-Transfer Agent’s possession, Co-Transfer Agent will notify a Fund, and the Fund will issue instructions granting or denying each such request. Unless Co-Transfer Agent has acted contrary to a Fund’s instructions, the Fund agrees and does hereby release Co-Transfer Agent from any liability for refusal of permission for a particular Accountholder to inspect the Fund’s records in Co-Transfer Agent’s possession.

(g) Rule 22c-2 Compliance. Co-Transfer Agent and the Funds will establish mutually agreed upon procedures and services to assist the Funds with its Rule 22c-2 compliance under the 1940 Act and with any other laws and regulations applicable to transfer agent responsibilities for omnibus accounts.

(h) Rule 38a-1 Compliance. Upon request of the Funds, Co-Transfer Agent agrees to provide to the Funds a mutually agreed-upon form of certification with respect to the compliance provisions under Rule 38a-1 of the 1940 Act.

(i) Sarbanes-Oxley Compliance. Upon request of the Funds, Co-Transfer Agent agrees to provide to the Funds, Co-Transfer Agent’s standard form Sarbanes-Oxley certification with respect to Co-Transfer Agent’s performance of the services under this Agreement and its internal controls related thereto.

(j) Upon request of the Funds, Co-Transfer Agent agrees to provide assistance with compliance of state laws, including:

(i) Reporting of transactions or holdings under “deadbeat parent” statutes;

(ii) Reporting of transactions or holdings under state tax laws; and

(iii) Withholding of state taxes on distributions from tax-exempt accounts.

12. Miscellaneous.

In addition to and neither in lieu nor in contravention of the services set forth above, Co-Transfer Agent shall: (i) perform all the customary services of a co-transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements set forth as at the date of this Agreement; (ii) require proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of an Accountholder’s accounts, transfers and redemptions and other Accountholder account transactions, all in conformance with Co-Transfer Agent’s present procedures with such changes or deviations therefrom as may be from time to time required or approved by a Fund, or the Fund’s counsel or Co-Transfer Agent’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable Fund Prospectus; (iii) provide to the person designated by a Fund daily Blue Sky reports generated by Co-Transfer Agent with respect to the activity in a Fund by the Accountholders; (iv) provide to each Fund escheatment reports as reasonably requested by a Fund with respect to the status of the Fund’s accounts and outstanding checks; and (v) maintain a current, duplicate set of a Fund’s essential records at a secure separate location in a form available and usable forthwith in the event of any breakdown or disaster disruption of Co-Transfer Agent’s main operation.

Addendum A

Authorized Trading Persons

The following individuals have been designated by the Fund as those who are authorized to instruct Co-Transfer Agent pursuant to Section 9(c) of Schedule B to accept Fund transactions after the close of trading as provided in the Prospectus in good order and consistent with the Fund’s procedures for such trades. The Co-Transfer Agent shall be entitled to rely on the following individuals’ instructions until notified in writing by the Fund that such persons are no longer Authorized Trading Persons for purposes of this Agreement.

Name	Title
Kenneth D. Fuller	President and Chief Executive Officer
Jeanne M. Kelly	Senior Vice President
Ted P. Becker	Chief Compliance Officer
Susan Kerr	Chief Anti-Money Laundering Officer
Vanessa Williams	Identity Theft Protection Officer
Richard F. Sennett	Principal Financial Officer
Robert I. Frenkel	Secretary and Chief Legal Officer
Thomas Mandia	Assistant Secretary
Barbara Allen	Assistant Secretary
Marc De Oliveira	Assistant Secretary
Rosemary Emmens	Assistant Secretary
Harris Goldblat	Assistant Secretary
George Hoyt	Assistant Secretary
Michael Kocur	Assistant Secretary
Yi Chia Kuo	Assistant Secretary
Todd Lebo	Assistant Secretary
Robert Nelson	Assistant Secretary
Richard Wachterman	Assistant Secretary
James Crowley	Treasurer
Albert Laskaj	Assistant Treasurer
Steven Frank	Assistant Treasurer

Christopher Berarducci	Assistant Treasurer
Robert Brault	Assistant Treasurer
Ken Martin	Assistant Treasurer
Carol Denny	Assistant Treasurer (Budget)
Joan Callaghan	Assistant Treasurer (Budget)
Amy W. Yeung	Assistant Treasurer (Budget)
Hanna Zagorska-Sukiennik	Assistant Treasurer
Elizabeth Rivera	Assistant Treasurer
Lisa Carucci	Assistant Treasurer
Jennifer Roberts	Assistant Treasurer
Raymond Lui	Assistant Treasurer
Calvin Bland	Assistant Treasurer
Glenn Briscoe	Assistant Treasurer
Will Kirby	Assistant Treasurer
Tara Jacques	Assistant Treasurer
Danny Chan	Assistant Treasurer
Amy Yeung	Assistant Treasurer
Dan Schlissel	Assistant Treasurer
Karen Robinson	Assistant Treasurer

Denisa Birzan	Assistant Treasurer
Linda Nagaria	Assistant Treasurer
Sabita Voytelmgum	Assistant Treasurer
Susan Curry	Assistant Treasurer (Tax)
John Triolo	Assistant Treasurer (Tax)
Chris Vlantis	Assistant Treasurer (Tax)
Brooke Hennessy	Assistant Treasurer (Tax)